Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Announces Improved Preliminary First Quarter Results and Sets Date For Earnings Call

DENVER — April 18, 2011 - StarTek, Inc. (NYSE:SRT) today announced preliminary financial results for the first quarter ended March 31, 2011.

Preliminary First Quarter 2011 Results

Based on preliminary financial results, the Company expects to report first quarter revenue of $59 million to $60 million, and a loss per share of between $0.16 and $0.18.  Gross profit is expected to be in the range of $7.3 million to $7.5 million, and as a percentage of revenue between 12.0% and 12.5%.  Selling, general and administrative costs (SG&A) are expected to total between $9.6 million and $9.8 million, in line with management’s stated goal to spend less than $10 million per quarter in 2011.  In addition, the Company expects adjusted EBITDA, defined as net income before interest, taxes, depreciation, stock compensation expense and impairment and restructuring charges, to be in the range of $2.0 million to $2.3 million. The Company’s cash balance as of March 31, 2011 is expected to be approximately $20 million and the Company continues to have no debt.

First Quarter 2011 Operational Highlights

During the first quarter of 2011, the Company:

•                  Signed three new deals totaling nearly 500 agent seats worth approximately $10.5 million in annual revenue; added two new clients in the new media and technology sectors;

•                  Wound down operations at its Alexandria, Louisiana facility; and

•                  Announced the downsizing of its Cornwall, Ontario site.

“Our preliminary results are evidence that our site optimization strategy and offshore expansion efforts are gaining traction and delivering improved results,” said Larry Jones, StarTek President and CEO.  “We continue to win new business, diversify our client base and reduce SG&A, which is expected to be at its lowest level in eight quarters.  Improved gross margins in North America and Offshore, lower expenses and a sales engine that is starting to pick up steam are all indicators that 2011 is off to a positive start.”

The Company will provide further information when it releases its first quarter results on April 28, 2011.

Conference Call and Webcast Details

The Company will report first quarter 2011 financial results on April 28, 2011, before the U.S. financial markets open.  StarTek will host a conference call on the same morning to discuss the results, which will begin at 9:00 a.m. MDT (11:00 a.m. EDT).  To participate in the teleconference, please call toll-free 866-804-6928 (or 857-350-1674 for international callers) and enter “20382272”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading customer experience expert in the business process outsourcing industry.  Our clients rely on us to ensure a great customer experience resulting in improved customer satisfaction and retention and an increase in revenue and cost efficiencies for our clients.  StarTek has the platforms and the expertise to compete with the largest companies but we remain small enough to focus on partnering with our clients to develop creative solutions that fit their unique needs.  StarTek’s comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. Our company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. Headquartered in Denver, Colorado, StarTek has delivery centers onshore in North America, near shore in Costa Rica, offshore in the Philippines and virtually through its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303.262.4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on two significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results, inability to renew or replace sources of capital funding and, should we make acquisitions, the effective and timely integration of such acquisitions.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010 with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s businesses, financial condition and results of operation.